UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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RGC RESOURCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RGC RESOURCES, INC.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 1, 2021

December 16, 2020

NOTICE is hereby given that, pursuant to its Bylaws and call of its Directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held on Monday, February 1, 2021, at 11:30 a.m. Due to the ongoing COVID pandemic and the risk of holding an in-person gathering, the Annual Meeting will be held virtually at the following URL www.virtualshareholdermeeting.com/RGCO2021, for the purposes of:

1.     Electing three Class C directors.

2.Ratifying the selection of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm for the fiscal year ending September 30, 2021.

3.Approving, on an advisory basis, the compensation of our named executive officers.

4.Acting on such other business as may properly come before the Annual Meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 25, 2020 shall be entitled to vote. If you plan to attend the virtual Annual Meeting, please use the unique identification code provided in your meeting notice materials. This code will allow you to register as a shareholder on our meeting site, access meeting materials, ask questions and vote your shares if you have not previously voted.

YOU MAY VOTE YOUR SHARES AT THE MEETING OR BY THE INTERNET, BY TELEPHONE OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Sincerely,
John B. Williamson, III
Chairman

Important Notice Regarding the Availability of Proxy Materials. This Notice for the Annual Meeting of Shareholders, the attached Proxy Statement and our 2020 Annual Report on Form 10-K are available at www.rgcresources.com/corporate-governance/.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 1, 2021

    This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. ("we", "our", "Resources" or the "Company"). Due to the ongoing COVID pandemic and the risk of holding an in-person gathering, the Annual Meeting will be held virtually on Monday, February 1, 2021, at 11:30 a.m. at the following URL www.virtualshareholdermeeting.com/RGCO2021 (the “Annual Meeting”).

Record Date and Voting Securities

Notice of the Company's Annual Meeting, this Proxy Statement and the enclosed form of proxy were mailed on or about December 16, 2020 to all shareholders of record. Only shareholders of record at the close of business on November 25, 2020, the record date, are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose relevant to the meeting, during ordinary business hours at the Company’s offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016 and online during the Annual Meeting.

As of the record date, 8,170,701 common shares were issued and outstanding. Each common share is entitled to one vote. A majority of the common shares outstanding entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors (the "Board").

Voting Procedures

    Shareholders of record may vote virtually at the Annual Meeting, on-line at www.proxyvote.com, by mailing the proxy card or by telephone by calling (800) 690-6903. Votes cast during the Annual Meeting will be verified by an Inspector of Elections, appointed by the Company. All proxy materials are available on the Company's website at www.rgcresources.com. or at the virtual meeting site.

    If you plan to attend the Annual Meeting, you will be required to register with your unique identification code provided in your meeting notification.

    If your shares are held in a brokerage account or by a bank, broker, trustee, or other nominee, you are considered the "beneficial owner" of shares held in "street name." You should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares in your account by following such organization's voting instructions. If you are a beneficial owner and do not instruct your broker or nominee how to vote your shares, brokers and nominees can use their discretion to vote “uninstructed” shares with respect to Proposal No. 2 regarding the ratification of our independent registered public accounting firm; however, brokers and nominees do not have discretionary voting power to vote “uninstructed” shares with respect to Proposal Nos. 1 or 3 (which is considered a "broker non-vote"). A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner cannot vote shares on a particular proposal because the beneficial owner did not provide voting instructions and the broker or nominee does not have discretionary voting power with respect to that matter (that is, the broker or nominee is not permitted to vote on the matter without shareholder instructions).

    Abstentions and broker non-votes are counted as shares present and entitled to vote for the purpose of determining a quorum. Abstentions will be counted towards the vote total for Proposal Nos. 2 and 3 and will have the same effect as AGAINST votes. "Broker non-votes" will not count as votes in favor of or against any of the stated proposals.

If you return a signed and dated proxy card without marking any voting selections or providing different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the three director nominees listed in Proposal No. 1, FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2, and FOR the advisory approval of executive compensation in Proposal No. 3. With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of shareholders, proxies will be voted in accordance with the best judgment of the designated proxy holders. We do not know of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three nominees receiving the most FOR votes will be elected. The proxy being provided enables a shareholder to vote FOR the election of the nominees proposed by the Board, or to “withhold” authority to vote for one or more of the nominees proposed. Brokers may vote shares on this proposal only if they have received voting instructions from the beneficial owners of the shares. Only shares that are voted in favor of a nominee will be counted towards that nominee’s achievement of a plurality. Accordingly, “withhold” votes and “broker non-votes” will not have any effect on determining the outcome of this proposal.

    The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon vote FOR such proposal. Brokers may vote shares in their discretion on this proposal if they have not received voting instructions from the beneficial owners of the shares. Abstentions will have the same effect generally as a vote AGAINST this proposal.

Proposal No. 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives FOR votes from the holders of a majority of shares either present or represented by proxy and entitled to vote thereon. Brokers may vote shares on this proposal only if they have received voting instructions from the beneficial owners of the shares. “Broker non-votes” will not have any effect on determining the outcome of this proposal. Abstentions will have the same effect generally as a vote AGAINST this proposal.

Revoking a Proxy

You may revoke your proxy at any time before voting is declared closed at the Annual Meeting by: (i) voting during the Annual Meeting; (ii) executing and delivering a subsequent proxy; (iii) submitting another time and later dated proxy by telephone or the internet or (iv) delivering a written statement to the Corporate Secretary revoking the proxy. Attending the Annual Meeting will not in and of itself revoke a proxy.

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PROPOSAL 1: ELECTION OF DIRECTORS OF RESOURCES

    The Company’s Board of Directors consists of nine members and is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class C directors expires at the 2021 Annual Meeting. The terms of Class A and B directors expire in 2022 and 2023, respectively. Each of the Company’s current directors and nominees for election are independent directors, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ, except Paul W. Nester.

    There are three nominees for Class C directors: T. Joe Crawford, Maryellen F. Goodlatte, and Paul W. Nester. The Governance and Nominating Committee and the Board of Directors have selected and endorsed each of these candidates because each brings unique talents and business experience to the Board.

    T. Joe Crawford is the retired Vice-President and General Manager of Steel Dynamics Roanoke Bar Division and has been a director of the Company since 2018. Steel Dynamics, a publicly traded company, is one of the largest domestic steel producers and recyclers in the United States. The Roanoke Bar Division is a leading manufacturer of merchant steel products and billets. Mr. Crawford assumed this position when Steel Dynamics acquired Roanoke Electric Steel Corporation in 2006. Prior to 2006, Mr. Crawford was President and Chief Operating Officer of Roanoke Electric Steel Corporation. Mr. Crawford is currently a board member for Center in the Square and has served on numerous boards of community organizations. Mr. Crawford holds a finance degree from Virginia Tech.

    We believe that Mr. Crawford's business and leadership experiences, as well as his knowledge of the economic and political environment in the Company’s service area, make him a valuable member of our Board.

    Maryellen F. Goodlatte is an attorney and of counsel with Glenn Feldmann Darby and Goodlatte, a leading regional law firm, and has been a director of the Company since 2001. Mrs. Goodlatte, holder of the prestigious Martindale-Hubbell AV Preeminent Rating and a 2020 inductee into the Virginia Lawyers Hall of Fame, has practiced law for over 30 years, with an emphasis in land use and development. Mrs. Goodlatte holds an undergraduate degree from Bates College and a law degree from the Washington & Lee University School of Law.

We believe that Mrs. Goodlatte's professional experiences, her knowledge of the economic and political environment in the Company’s service area, her involvement in the community and her leadership as chair of the Governance and Nominating Committee, make her a valuable Board member.

Paul W. Nester is the Company’s President and Chief Executive Officer. Appointed to his current role in February 2020, he was formerly Chief Financial Officer and Treasurer beginning in May 2012, when he joined the Company. Mr. Nester is also President of Roanoke Gas Company, our largest subsidiary, beginning in February 2019. Prior to joining the Company, Mr. Nester was the Chief Financial Officer at UXB International, a privately held, multi-national defense contractor and before that held various finance and accounting positions for three Fortune 500 companies. Mr. Nester, a licensed CPA, holds an accounting degree from Radford University and an MBA from the University of Richmond.

Mr. Nester currently serves on the board of directors of the American Gas Association and Total Action for Progress (TAP).

We believe Mr. Nester, as the Company’s CEO, provides in-depth knowledge of the Company’s operation, business strategy, risk and economic climate. This, coupled with his extensive utility, finance and accounting experience, make him a valuable member of our Board.

Your Board of Directors recommends a vote FOR each of the nominees for Class C Director.

PROPOSAL 2: RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P. AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021

Upon recommendation and selection by the Audit Committee, the Board of Directors approved Brown, Edwards & Company, L.L.P. (“Brown Edwards”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending September 30, 2020. Brown Edwards has served as our independent registered public accounting firm since 2006. The Audit Committee has reappointed Brown Edwards as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending September 30, 2021. A representative of Brown Edwards is expected to be present at the Annual Meeting, and will have a chance to speak or respond to appropriate questions.

The Company’s Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021. Although shareholder ratification of the appointment of Brown Edwards is not required by the Company's bylaws, the Board of Directors believes that it is desirable to do so. If the shareholders do not ratify the appointment of Brown Edwards, the Audit Committee will consider whether to engage another independent registered public accounting firm. If the appointment of Brown Edwards is ratified by shareholders, the Audit Committee may change the appointment at any time if it determines a change would be in the best interest of the Company and its shareholders.

Your Board of Directors recommends a vote FOR the ratification of Brown, Edwards & Company, L.L.P. as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2021.

PROPOSAL 3: NON-BINDING SHAREHOLDER ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the 2017 Annual Meeting, our shareholders voted to continue the annual shareholder review of executive compensation. We believe that our executive compensation program is competitive within the industry and strongly aligned with the long-term interests of our shareholders. This program has been designed to promote a performance-based culture and ensure a philosophy of long-term value creation by aligning the interests of the executive officers with those of our shareholders by linking a meaningful portion of their compensation to the Company’s performance. The program is also designed to meet short-term objectives and to attract and retain highly-talented executive officers who are critical to the successful execution of the Company’s strategic business plan.

We also believe that both the Company and shareholders benefit from constructive and consistent dialogue. The proposal set forth above is intended to give you the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2020 and the proposed compensation for fiscal 2021.

The Compensation Committee has overseen the development of the executive compensation program, as described more fully in the Compensation Discussion and Analysis section of this Proxy Statement.

Please note that your vote is advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions that our shareholders express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions for our executive officers.

Your Board of Directors recommends a vote FOR approval, on an advisory basis, of the named executive officers compensation as disclosed in this proxy statement.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Company’s Board of Directors consists of nine directors and is divided equally into three classes, with staggered three-year terms. The Board has separate persons serving as its Chair and as the President and Chief Executive Officer ("CEO") of the Company. The Board believes this is the appropriate leadership structure at this time. The Board met ten times during the 2020 fiscal year. All Board members attended at least 75 percent of Board and committee meetings in fiscal year 2020. Consistent with NASDAQ rules, a majority of the Company’s non-management directors met at least once each quarter without management present. All directors serving on the Board attended the 2020 Annual Meeting, except Mr. D'Orazio. The present principal occupation and employment during the past five years, and the office held with the Company, if any, of each director:

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Name and Age	Year In Which First Elected As Director	Business Experience
CLASS A DIRECTORS (Serving until the 2022 Annual Meeting)
Abney S. Boxley, III Age 62	1994	President - East Region, Summit Materials since 2018; President and CEO, Boxley Materials 1988 - 2018; Director, Pinnacle Bank; Director, Insteel Industries, Inc.; Director, Carilion Clinic. Mr. Boxley's financial and business background, as well as his knowledge of construction and economic development opportunities in the Company's service area, along with his leadership as chair of the Audit Committee, make him a valuable Board member.
S. Frank Smith Age 72	1990	Retired Consultant, Alpha Coal Sales Company, LLC 2014-2018; Vice-President - Industrial Sales, Alpha Coal Sales Company, LLC 2009-2014. Mr. Smith's in-depth knowledge of the competitive and regulatory landscape of energy markets, along with his leadership as chair of the Compensation Committee, make him a valuable member of our Board.

John B. Williamson, III Age 66	1998	Chairman of the Board, RGC Resources, Inc. and Roanoke Gas Company since 2002; Director, Bank of Botetourt, Inc.; Director, Optical Cable Corporation; Director, Corning Natural Gas Holding Corporation; President and CEO, RGC Resources, Inc. 1998-2014. Mr. Williamson's utility industry and board experience as well as his in-depth knowledge of the operational, financial, and regulatory aspects of the Company, make him a valuable member of our Board.

CLASS B DIRECTORS (Serving until the 2023 Annual Meeting)
Nancy Howell Agee Age 68	2005	President, CEO & Director, Carilion Clinic; President & COO Carilion Clinic 2010-2011; COO & Executive Vice President, Carilion Clinic 2007-2010; Director, Healthcare Realty Trust Inc.; Director, American National Bank & Trust Company; Past chair, American Hospital Association; Chair, Virginia Business Council. As the CEO of the largest employer in the Company's service area and her active leadership and participation in the community, Mrs. Agee is a valuable Board member.
J. Allen Layman Age 68	1991	Private Investor. 30 year career in the telecommunication industry during which he served as President & CEO of R&B Communications and Chairman and President of Ntelos, Inc. Mr. Layman's experience of leading a utility as CEO and his in-depth knowledge of the regulatory environment make him a valuable member of our Board.

Jacqueline L. Archer Age 58	2020	President and COO of Blue Ridge Beverage Company, Inc. since 2017; Executive Vice President and CFO of Blue Ridge Beverage Company, Inc. 2008-2017; Director, Blue Ridge Beverage Company, Inc.; Director, Virginia Tech Foundation. Ms. Archer's executive experience leading a large, regional business, her prior investment banking expertise, and her extensive community involvement make her a valuable member of our Board.
CLASS C DIRECTORS (Serving until the upcoming 2021 Annual Meeting)
T. Joe Crawford Age 65	2018	See disclosure in Proposal No. 1 above.
Paul W. Nester Age 46	2020	See disclosure in Proposal No. 1 above.
Maryellen F. Goodlatte Age 68	2001	See disclosure in Proposal No. 1 above.

    The Board has standing Compensation, Audit, and Governance and Nominating Committees. The Board has affirmatively determined that the Company’s current directors are considered independent directors in respect to each committee on which he or she serves, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the SEC and NASDAQ. In addition, the Board has determined that Abney S. Boxley, III and Jacqueline L. Archer are audit committee financial experts under applicable SEC rules. The following table summarizes each committee.

Committee	Members	Responsibilities	Independence
Compensation	S. Frank Smith, Chair	Assists the Board in fulfilling its responsibility for the oversight of the compensation programs for the Company's directors and executive officers. Reviews with management the Compensation, Discussion and Analysis disclosures and succession plans for executive officers.	Each Member is Independent
Nancy Howell Agee
Abney S. Boxley, III
J. Allen Layman

Audit	Abney S. Boxley, III, Chair	Assesses the integrity of our financial statements, and reviews the Company’s identified risks, policies for its risk assessment, and steps management has taken to control significant risks, except those delegated by the Board to other committees. Includes assessment of external audits and the performance, qualification, and independence of our public accounting firm as well as overall compliance with legal and regulatory requirements.	Each Member is Independent
Jacqueline L. Archer
S. Frank Smith
T. Joe Crawford

Governance	Maryellen F. Goodlatte, Chair	Responsible for the oversight of a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending governance principles to the Board. It also provides assistance to the Board in the areas of committee member selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices. The Committee also has oversight of ESG initiatives.	Each Member is Independent
and Nominating	Nancy Howell Agee
J. Allen Layman
T. Joe Crawford

The charter of each of the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee is available on the Company’s website at www.rgcresources.com/corporate-governance/.

The Board's Role in Risk Oversight

The Board and management have distinct roles in the identification, assessment and management of risks that could affect the Company. The Board exercises its responsibility for risk directly and through its three standing committees. In Board or committee meetings, management updates members on risk assessment and mitigation strategies. Each committee charged with risk oversight reports to the Board on those matters.

Management provides regular updates to both the Audit Committee and the Board regarding cybersecurity and other related information technology matters. These updates include, but are not limited to, reviews of technology infrastructure changes, incident response plans, network and system testing, employee training programs and pertinent insurance programs.

The Board believes that its current leadership structure facilitates its oversight of risk by combining independent leadership, through independent board committees and majority independent board composition, with an experienced Chairman and a CEO who have intimate knowledge of the business, history, and the complex challenges the Company faces. The Chairman and CEO both have in-depth understanding of these matters and the CEO has direct involvement in the day-to-day management of the Company, uniquely positioning him to promptly identify and raise key business risks to the Board.

The Governance and Nominating Committee has been tasked with oversight of the Company’s Environmental, Social, and Governance (“ESG”) matters. Management reports regularly to the Governance and Nominating Committee on these matters.

Environmental, Social, and Governance
The Company this year launched a new Vision Statement: “We improve quality of life by providing essential energy, products and services.” This vision encapsulates our long-standing dedication to safety, our approach to superior customer service and our commitment to environmental stewardship and corporate sustainability. As technology continues to advance and customer preferences evolve, ESG initiatives are informing our operational decision-making and business strategies. One example is the installation of a solar facility at the Company’s headquarters building. We also actively engage our investors on these matters. Please see our website in the section titled “ESG” for more information.
Director Nominations
The Governance and Nominating Committee establishes the process by which candidates are selected for possible inclusion in the recommended slate of director nominees. The Governance and Nominating Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and sound judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of director responsibilities; independence under SEC and NASDAQ rules; service on other boards of directors; sufficient time to devote to Board matters; and the ability to work effectively with other Board members. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.
The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisers and executive search firms. The Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. Any director candidates to be recommended by shareholders should be described in writing to the Corporate Secretary. This recommendation must be sent no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement, in order to be considered for inclusion in the proxy statement for the 2022 annual meeting of shareholders.
Transactions with Related Persons
In fiscal 2019, the Company contracted with Boxley Materials Company for approximately $178,000 of paving services and related construction materials. Mr. Boxley, a director and the Audit Committee Chairman, is currently President - East Region, Summit Materials, of which Boxley Materials is a wholly-owned subsidiary. These goods and services were obtained at arms-length pricing and terms and conditions. The Audit Committee has approved the transactions between the Company and Boxley Materials. As a member of the Audit Committee in 2019 and now the Chairman, Mr. Boxley recused himself from the above mentioned assessment and approval of these transactions.

The Company has no other related-party transactions to report for fiscal 2020 or 2019, respectively.

There are no material pending legal proceedings to which any director or executive officer of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Compensation of Directors

    Director fees are set by the Compensation Committee and approved by the Board of Directors after the Committee considers the competitive market for directors and fee levels provided by comparable companies both within the utility industry and in the Company's geographic area. Mr. Nester is not compensated for attendance at Board and committee meetings and does not receive the annual retainer for service as a Board member. The 2021 schedule of directors fees is as follows:

Annual Director Retainer	$48,000
Additional Annual Retainer - Board Chair	20,000
Additional Annual Retainer - Audit Committee Chair	12,000
Additional Annual Retainer - Other Committee Chair	7,000
Additional Annual Retainer - Audit Committee	8,000
Additional Annual Retainer - Other Committee	2,000

    Restricted Stock Plan for Outside Directors. Under the Company's Amended and Restated Restricted Stock Plan for Outside Directors (the "Director Restricted Plan"), originally adopted January 27, 1997, as amended on March 28, 2016 and effective October 1, 2016, a minimum of 40% of the annual retainer fee paid to each non-employee director of the Company on a monthly basis is paid in shares of Company common stock restricted under the terms of the Director Restricted Plan ("Director Restricted Stock"). If the director owns more than 10,000 shares of Resources stock, the minimum requirement is waived. The number of shares of Director Restricted Stock paid each month is calculated based on the first business day of the month closing price of Resources’ common stock on NASDAQ. A participant can, subject to approval of the Compensation Committee, elect to receive up to 100% of the retainer fee in Director Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

    The shares of Director Restricted Stock vest only in the case of a director’s death, disability, retirement (including not standing for re-election to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Director Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. The shares of Director Restricted Stock will be forfeited to Resources by a director’s voluntary resignation during his or her term on the Board or removal for cause.

Fiscal Year 2020 Director Fees and Restricted Stock Holdings

Name	Fees paid in cash	Fees paid in Restricted Stock[1]	Total Fees	Shares of Restricted Stock as of 9/30/20
Nancy Howell Agee	$—	$51,000	$51,000	25,947
Jacqueline L. Archer	—	37,333	37,333	1,477
Abney S. Boxley, III	—	65,000	65,000	26,150
T. Joe Crawford	33,800	22,533	56,333	2,160
Maryellen F. Goodlatte	56,000	—	56,000	18,844
J. Allen Layman	51,000	—	51,000	39,780
S. Frank Smith	64,000	—	64,000	25,565
John B. Williamson, III	—	65,750	65,750	5,772
         Note 1: 40% of the annual retainer fees paid to non-employee directors must be paid in the form of
            Director Restricted Stock, unless a participant owns at least 10,000 shares of Company stock. This column also includes any additional portion of fees paid to directors in the form of Director Restricted
            Stock pursuant to the election of the director.

    The following table lists directors who elected to receive a higher percentage of fees as Director Restricted Stock in fiscal 2020:

Name	Percent if Greater than 40%
Nancy Howell Agee	100%
Jacqueline L. Archer	100%
Abney S. Boxley, III	100%
John B. Williamson, III	100%

EXECUTIVE OFFICERS

Name and Age	Period Position Held	Position and Experience
Paul W. Nester, 46	February 2020 to present	President & CEO - Resources and Roanoke Gas
	February 2019 to February 2020	Vice President, Treasurer, Secretary & CFO - Resources and Roanoke Gas; President - Roanoke Gas
	February 2015 to February 2019	Vice President, Treasurer, Secretary & CFO - Resources and Roanoke Gas

Randall P. Burton, II, 48	February 2020 to present	Vice President, Treasurer, Secretary & CFO - Resources and Roanoke Gas

Carl J. Shockley, Jr., 55	February 2019 to present	Vice President & COO - Roanoke Gas
	October 2012 to February 2019	Vice President, Operations - Roanoke Gas

Robert L. Wells, II, 56	February 2019 to present	Vice President & CIO - Resources; Vice President - Customer Service - Roanoke Gas
	February 2005 to February 2019	Vice President, Information Technology

Lawrence T. Oliver, 53	February 2020 to present	Vice President, Regulatory Affairs & Strategy - Roanoke Gas

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of November 25, 2020, certain information regarding the beneficial ownership of the common shares of the Company by all directors and nominees, executive officers, any holders of more than 5% of common shares and certain beneficial owners as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding common shares shown as beneficially owned by them. The business address of each of the Company's directors and executive officers is the Company's address.

Name of Beneficial Owner	Common Shares Beneficially Owned as of 11/25/20[1]	Percent of Class
Nancy Howell Agee[2]	38,278	<1%
Jacqueline L. Archer	1,884	<1%
Abney S. Boxley, III[4]	43,010	<1%
Randall P. Burton, II3	9,032	<1%
T. Joe Crawford	6,840	<1%
Maryellen F. Goodlatte	28,298	<1%
J. Allen Layman	65,669	<1%
Paul W. Nester[3]	50,435	<1%
Lawrence T. Oliver[3]	6,670	<1%
Carl J. Shockley, Jr.[3]	22,726	<1%
S. Frank Smith	90,125	1.1%
Robert L. Wells, II3	21,221	<1%
John B. Williamson, III	137,552	1.7%

All current directors and executive officers aaa(as a Group - 13 Persons)	521,740	6.3%

Name of Investment Advisor
T. Rowe Price Associates, Inc.	622,559	7.6%
100 E. Pratt Street
Baltimore, MD 21202

The Vanguard Group, Inc.	407,852	5.0%
100 Vanguard Boulevard
Malvern, PA 19355-2331

Note 1: Includes Director Restricted Plan shares issued to outside directors and Officer Restricted Stock shares issued to the named officers still subject to vesting.
Note 2: Includes 31,566 shares owned in trust and 6,712 shares owned in spousal trust.
Note 3: Includes stock options shown in the Outstanding Equity Awards at Fiscal Year End section on page 18 for Messrs. Nester, Shockley, and Wells. Includes 8,000 stock options for Mr. Burton and 5,000 stock options Mr. Oliver. All are exercisable and included as shares beneficially owned.
Note 4: Includes 1,125 shares owned by children in minor trust.

Delinquent Section 16(a) Reports

    Based on the Company's review of the copies of forms related to Section 16(a) of the Securities Exchange Act of 1934 regarding beneficial ownership reporting and representations from certain reporting persons, there are no delinquent Section 16(a) filings to report.

COMPENSATION DISCUSSION AND ANALYSIS

        We are committed to creating shareholder value. In 2020, we achieved our sixth consecutive year of record earnings. Net income was $10.6 million, or $1.30 per share, compared to $8.7 million, or $1.08 per share, in 2019. Also in 2020, the Board approved a 6.1% annual cash dividend increase to $0.70 per share. The Board has increased the cash dividend every year since 2004.

         Our compensation philosophy is designed to incentivize management to create shareholder value, by attracting and retaining talent, rewarding performance and instilling an ownership culture. Our Restricted Stock Plan is intended to advance those goals, by further aligning senior management with our shareholders. As described below, we pay a portion of incentive compensation in the form of restricted stock, based on earnings targets. This section will provide an overview of our executive compensation philosophy and why we believe it is appropriate for the Company and its shareholders.

        We also discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables that follow.

Compensation Philosophy and Objectives

Who are the named executive officers for fiscal year 2020?

    The named executive officers who currently serve as executive officers of the Company are Paul W. Nester, Carl J. Shockley, Jr., and Robert L. Wells, II. John S. D'Orazio retired from service to the Company effective February 2020. Randall P. Burton, II, Vice-President, Chief Financial Officer, Treasurer and Secretary, began employment with the Company January 2020. Mr. Burton's compensation for 2020 does not require inclusion in the Summary Compensation Table below. It is expected that Mr. Burton will be a named executive officer in 2021.

What person or group is responsible for determining the compensation levels of named executive officers?

        The Compensation Committee has a charter, pursuant to which it reviews and recommends to the Board the compensation, including base salary and annual incentive or discretionary compensation, of the Company’s CEO and the other executive officers.

        The CEO is actively involved in the executive compensation process. The CEO reviews the performance of each of the executive officers, other than his own, and, within the defined program parameters, recommends to the Compensation Committee base salary increases and incentive awards for such individuals. He provides the Compensation Committee with financial performance goals for the Company that are used to link pay with performance. The CEO also provides his review to the Compensation Committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The CEO attends the meetings of the Compensation Committee but does not participate in the Committee executive sessions.

        The Compensation Committee did not utilize an outside consultant in fiscal year 2020.

What are the Company’s executive compensation principles and objectives?

        The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance based, vary with the attainment of specific objectives and be aligned with the interests of the Company’s shareholders. The core principles of the Company’s executive compensation program include the following:

Pay competitively. The Compensation Committee believes in positioning executive compensation at levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in total compensation being higher or lower than the target market position.

Pay-for-performance. The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on operational and financial performance through incentive bonuses and the goal of fostering shareholder value creation through restricted stock grants.

Create an ownership culture. The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interests of executive officers and the shareholders. A significant portion of our incentive compensation awarded to executive officers is in the form of restricted common stock. The restrictions are intended to promote stock ownership. In addition, the Committee oversees a modest stock option plan intended to encourage stock ownership.

        The CEO and the Compensation Committee periodically review the executive compensation philosophy. No recent changes have been made to the compensation philosophy; however, programmatic changes have been implemented at various times to enhance the effectiveness of the various compensation elements.

What is the CEO stock ownership requirement?

The CEO is expected to achieve and maintain a level of stock ownership equivalent to 5 times, or 500%, of annual base salary.

Does the Company have a Clawback Provision?

Yes. For any incentive compensation or bonus award calculated upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate, the Compensation Committee may seek recovery of said award. Further, if the Compensation Committee determined that the executive officers engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award.

Does the Company have an anti-hedging and pledging of Company securities policy?

Yes. Directors, executive officers and employees of the Company may not engage in hedging transactions related to the Company's securities. Specifically, pursuant to Company policy, no director, executive officer or employee of the Company (or any of his or her designees) may purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in any transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any “registrant equity securities” (i) granted to such director, executive officer or employee by the Company as part of such person’s compensation or (ii) held, directly or indirectly, by such director, executive officer or employee. Also, directors and executive officers may not pledge the Company's stock as collateral for a loan or hold the Company's stock in a margin account.

How do we determine executive pay?

        The Compensation Committee benchmarks base salary, annual and other forms of incentive compensation and the Company's financial performance to a comparison group consisting of publicly traded companies. The Compensation Committee believes this process is the best way to determine whether such compensation is competitive. The comparison group is selected based on six criteria:

1.Companies that an outsider, with no knowledge of the Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;
2.Companies that may overlap in the labor market for talent;
3.Companies with comparable revenue and market capitalization;
4.Companies whose business models, characteristics, growth potential, and human capital are similar but not necessarily identical to those of the Company;
5.Public companies based in the United States where compensation and financial data are available in proxy statements and Form 10-K filings; and
6.Companies large enough to have similar executive positions to ensure statistical significance.

Based on these criteria, the comparison group consists of:

Cadiz, Incorporated                Chesapeake Utilities Corporation            Corning Natural Gas Holding Corporation      Genie Energy LTD                Middlesex Water Company            Luna Innovations Incorporated            NW Natural, Incorporated                Pure Cycle Corporation                 Unitil Corporation

        In addition to the comparison group, the Compensation Committee utilizes market compensation data from Salary.com for each of its executive positions. This data provides benchmark information for both base pay and total compensation for energy and utility companies in the $50 million to $1.4 billion size range. While the Compensation Committee has not established a specific target for each executive officer position, the Committee uses the comparison group and salary benchmark data to help ensure compensation is reasonably competitive in the industry and local job market.

How do we consider the results of the most recent shareholder advisory vote on executive compensation?

    Annually, we ask our shareholders for a non-binding advisory vote on our overall executive compensation. The Board reviews and considers the voting results. In 2020, 96% of votes cast were in favor of the proposal. Since a substantial majority of our shareholders voted in favor of our executive compensation philosophy and program, the Board determined that changing our overall approach to executive compensation was not necessary at this time.

Compensation Elements

        Base Salary. Base salary is fixed compensation and is necessary to attract and retain talent. Base salaries are the only non-variable element of the Company’s total compensation program. Base salaries are set to reflect each executive officer’s responsibilities, the impact of each executive officer’s position and the contribution each executive officer delivers to the Company. Salaries are determined after analyzing competitive levels in the market, using the Company’s comparison group and the Salary.com compensation data for executives with comparable responsibilities and job scope. The Compensation Committee also considers internal equities among employees within the Company. Salary increases, if any, are based on individual performance, Company performance and market conditions. To gauge market conditions, the Compensation Committee evaluated the comparison group and market data and established recommended salary levels based on the executive’s experience, tenure, performance and potential. Based in part on the executive compensation benchmarking and the target levels for base salary set forth above, the Board, acting on the recommendation of Compensation Committee, set the executive officers’ base salaries for 2021.

        Performance Incentive Plan Compensation. The Performance Incentive Plan provides for a bonus based on the achievement of (1) certain qualitative goals for each executive officer, which may be individual in nature or for the Company as a whole, and (2) targets for fiscal year earnings per share. The plan bases 50% of the cash bonus on qualitative goals and 50% on earnings targets. The Compensation Committee evaluates achievement by each executive officer of their qualitative goals and then recommends to the Board an amount of bonus to be awarded in respect of such achievement. The plan sets forth minimum, target and maximum earnings per share that may be achieved. The Company is paying a portion of the 2020 bonuses, based on the earnings target, in the form of restricted stock under the Restricted Stock Plan described below and also plans the same for fiscal 2021.

    RGC Resources, Inc. Restricted Stock Plan. The Company has a Restricted Stock Plan, which is intended to provide equity incentives to our key employees. Each restricted stock award will be evidenced by an agreement with the recipient. The agreement shall set forth the "Vesting Period" and "Restriction Period" for the award and any other conditions or restrictions that the Compensation Committee deems advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Internal Revenue Code and any securities trading system or stock exchange upon which such restricted shares are listed.

The "Vesting Period" for an award represents substantial risk of forfeiture until certain dates, at which time such shares or a portion of such shares shall begin to "vest" over time and no longer be subject to a substantial risk of forfeiture. The default Vesting Period for an award shall be three years with one-third of the shares vesting on the first, second and third anniversaries of the effective date of the award, respectively, unless the Compensation Committee establishes otherwise. If a recipient resigns or is otherwise terminated from employment with the Company prior to the end of the Vesting Period, he or she will forfeit all interest to his or her unvested shares of restricted stock granted in an award unless the Compensation Committee accelerates vesting for the recipient. Unless otherwise established in an award agreement by the Compensation Committee, in the event of a recipient's death, disability or normal retirement (as considered under our defined benefit pension plan), all of the awarded shares shall vest and no longer be subject to a substantial risk of forfeiture. Likewise, all awarded shares shall vest in the event of a change in control, as defined in the recipient's agreement with the Company that relates to recipient's compensation and benefits upon the occurrence of a change in ownership of the Company or similar event (i.e., the change in control agreement).

The "Restricted Period" for an award represents a period during which the recipient may not transfer, sell, pledge, assign, or otherwise alienate or hypothecate shares of restricted stock and all cash dividends on such shares must be re-invested in our common stock. Unless the Compensation Committee otherwise determines, the Restricted Period shall apply so long as shares of restricted stock are unvested and thereafter apply to 75% of such vested shares unless the recipient satisfies the following minimum ownership levels of our common stock:

President, CEO                 3 times, or 300%, of annual base salary
CFO, COO        200% of annual base salary
Vice President        150% of annual base salary

The Compensation Committee will use its discretion to determine when and how such minimum levels are measured. Once a recipient satisfies the minimum level of ownership or once a recipient is no longer employed by the Company, the Restricted Period will no longer be applicable to vested shares. A change in control will not affect the Restricted Period.

Key Employee Stock Option Plan of RGC Resources, Inc. The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term incentives and future rewards tied to the price of Resources’ common shares over time. This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common shares as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. The Key Employee Stock Option Plan has 23,000 options available for issue as of September 30, 2020. We do not anticipate stock options being a significant part of our future compensation structure.

RGC Resources, Inc. Nonqualified Deferred Compensation Plan. At its October 2020 meeting, the Compensation Committee proposed and the Board of Directors approved a Nonqualified Deferred Compensation Plan intended to attract, incentivize and retain certain officers and key employees of the Company. This Plan allows discretionary contributions, based on the achievement toward certain targets, as determined by the Compensation Committee. This Plan also allows a participant to defer up to 80% of their cash compensation earned as base salary or incentive. The Board approved approximately $40,000 in discretionary contributions to the Plan for services rendered during fiscal 2020.

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Discussion and Analysis of Summary Compensation

    The changes in salary for our named executive officers primarily reflect their increasing responsibilities and significant contributions to the success of the Company in fiscal 2020. The Committee also considered economic conditions, competitive market forces and the comparison group in setting the 2021 salary levels. The significant increase in pension values is directly attributable to the impact of significantly lower discount rates on the actuarial calculated benefit.

Summary Compensation Table

Name	Year	Salary	Bonus[1]	Stock Awards[2,3,4]	Non-equity Incentive Plan Compensation	Change in Pension Value[5]	All Other Compensation	Total
John S. D'Orazio	2020	$ 178,308	$—	$—	$—	$ 208,902	$ 86,624	$ 473,834
President & CEO	2019	443,070	—	202,500	191,363	322,780	299,572	1,459,285
	2018	418,070	—	151,406	161,208	29,429	40,901	801,014

Paul W. Nester	2020	375,334	40,000	180,000	156,100	115,646	126,344	993,424
President & CEO	2019	300,532	—	118,125	112,455	108,683	102,771	742,566
	2018	253,417	—	62,938	86,953	24,792	54,337	482,437

Carl J. Shockley, Jr.	2020	223,361	16,000	68,400	76,266	328,537	47,689	760,253
VP & COO	2019	208,605	—	63,300	79,125	367,671	118,691	837,392
Roanoke Gas Co.	2018	201,520	—	34,200	52,020	84,301	47,689	419,730

Robert L. Wells, II	2020	198,253	10,000	45,000	58,250	308,600	119,293	739,396
VP & CIO	2019	189,736	—	43,200	60,000	347,838	131,561	772,335
	2018	188,931	—	32,597	50,039	60,903	47,023	379,493

Note 1: The Compensation Committee has sole discretion to issue a one-time cash bonus payment to the Company's named executive officers.
The Compensation Committee approved a discretionary cash bonus given their level of performance in fiscal 2020.
Note 2: In October 2020, in respect of fiscal 2020 performance, the Company approved a total of 12,312 shares of restricted stock to be issued to our named executive officers effective January 4, 2021. Mr. Nester received 7,554 shares, which is equal to
$180,000 based on the closing price of $23.83 as reported on NASDAQ on October 26, 2020. Mr. Shockley received 2,870 shares, which is equal to $68,400 based on such closing price. Mr. Wells received 1,888 shares, which is equal to $45,000 based on such closing price. Mr. D'Orazio retired from the Company effective February 2020, therefore, did not receive a stock award for fiscal
2020.
Note 3: In November 2019, in respect of fiscal 2019 performance, the Company approved a total of 14,951 shares of restricted stock to be issued to our named executive officers effective January 2, 2020. Mr. D'Orazio received 7,088 shares which is equal to $202,500 based on the closing price of $28.57 as reported on NASDAQ on November 5, 2019. Mr. Nester received
     4,135 shares, which is equal to $118,125 based on such closing price. Mr. Shockley received 2,216 shares, which is equal to $63,300 based on such closing price. Mr. Wells received 1,512 shares, which is equal to $43,200 based on such closing price.
Note 4: In October 2018, in respect of fiscal 2018 performance, the Company approved a total of 10,227 shares of restricted stock to be issued to our named executive officers effective January 2, 2019. Mr. D'Orazio received 5,508 shares which is equal to $151,406 based on the closing price of $27.49 as reported on NASDAQ on October 29, 2018. Mr. Nester received
     2,289 shares, which is equal to $62,938 based on such closing price. Mr. Shockley received 1,244 shares, which is equal to $34,200 based on such closing price. Mr. Wells received 1,186 shares, which is equal to $32,597 based on such closing price.
Note 5: The Change in Pension Value is an actuarial calculation and was not realized as compensation.

Other Compensation Table

Name	Year	401(K) matching contribution	Insurance Premiums	Medical Benefits	Post Retirement Medical & Life Insurance Benefits	Auto	Stock Option Exercise	Total
John S. D'Orazio	2020	$ 14,250	$ 534	$ 9,273	$—	$ 4,174	$58,393	$86,624
	2019	14,000	1,281	22,528	—	8,705	253,058	299,572
	2018	13,750	1,281	20,444	—	5,426	—	40,901

Paul W. Nester	2020	14,250	1,780	20,837	—	11,597	77,880	126,344
	2019	16,467	1,780	21,774	—	11,083	51,667	102,771
	2018	12,973	1,757	20,750	—	7,245	11,612	54,337

Carl J. Shockley, Jr.	2020	16,952	1,281	20,837	2,298	6,321	—	47,689
	2019	11,552	1,268	21,774	8,914	6,047	69,136	118,691
	2018	13,053	1,228	20,750	6,411	6,247	—	47,689

Robert L. Wells, II	2020	14,309	1,273	20,837	—	10,185	72,689	119,293
	2019	15,813	1,238	21,774	—	10,613	82,123	131,561
	2018	12,654	1,198	20,750	—	8,777	3,644	47,023

Grants of Plan-Based Awards for 2020

Estimated Possible Payouts under Performance Incentive Plan
Name	Grant Date	Type	Metric	Threshold	Target	Maximum	Awarded[1]	% of Target
John S. D’Orazio	10/26/2020	Cash	Performance Achievements	$—	$—	$—	$—	—%
	10/26/2020	Equity[2]	Earnings	—	—	—	—	—%
Paul W. Nester	10/26/2020	Cash	Performance Achievements	—	140,000	175,000	156,100	112%
	10/26/2020	Equity[2]	Earnings	—	120,000	180,000	180,000	150%
Carl J. Shockley, Jr.	10/26/2020	Cash	Performance Achievements	—	68,400	85,500	76,266	112%
	10/26/2020	Equity[2]	Earnings	—	45,600	68,400	68,400	150%
Robert L. Wells, II	10/26/2020	Cash	Performance Achievements	—	50,000	62,500	58,250	117%
	10/26/2020	Equity[2]	Earnings	—	30,000	45,000	45,000	150%
    Note 1: The Board approved the above incentive compensation for fiscal year 2020 performance to be paid in 2021.
    Note 2: These represent awards of restricted stock under the Company's Restricted Stock Plan as described above.

Outstanding Equity Awards at Fiscal Year End

    The following table shows all outstanding unexercised stock options held by our named executive officers as of September 30, 2020. All stock options are vested and exercisable and have an intrinsic value of $320,797.

Name	Number of Unexercised Options	Option Exercise Price	Option Expiration Date
Paul W. Nester	7,500	$16.37	Dec 8, 2026
	7,500	14.15	Dec 3, 2025
	5,000	14.40	Dec 4, 2024

Carl J. Shockley, Jr.	4,500	16.37	Dec 8, 2026
	4,500	14.15	Dec 3, 2025
	4,500	14.40	Dec 4, 2024

Robert L. Wells, II	3,750	16.37	Dec 8, 2026
	1,250	14.15	Dec 3, 2025

The following table sets forth the shares of restricted stock that have been awarded, but not vested, as of September 30, 2020:

Name	Grant Date	Restricted Shares Not Vested	Market Value
Paul W. Nester	Nov 25, 2019	2,757	$64,644
	Oct 24, 2018	763	17,892
Carl J. Shockley, Jr.	Nov 25, 2019	1,477	34,643
	Oct 24, 2018	415	9,724
Robert L. Wells, II	Nov 25, 2019	1,008	23,638
	Oct 24, 2018	395	9,271

CEO Pay Ratio

We believe in the spirit of transparency that we should provide the ratio of the annual total compensation of Mr. Nester, president and CEO, to the annual total compensation of the median employee of the Company.

For fiscal 2020, the median annual total compensation of all employees of the Company and its subsidiaries (other than the president and CEO), was $60,438. Mr. Nester's total annual compensation for fiscal year 2020 was $993,424. Based on the information, the ratio of the compensation of the chief executive officer to the medium annual total compensation of all employees was estimated to be 16 to 1.

To identify the median employee and to determine the total annual compensation of such employee, we used the following methodology. We identified our median employee as of the end of the fiscal year, September 30, 2020, using our entire workforce of 101 employees, and base pay, plus annual and long-term incentive compensation, for the period of October 1, 2019 through September 30, 2020. With respect to the annual total compensation of Mr. Nester, we used the amount report in the "Total" column of the "Summary Compensation Table".

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

2021 Compensation and Performance Incentive Plan

    The Compensation Committee is committed to pay-for-performance, paying competitively and creating an ownership culture. It has recommended salary increases that are consistent with the Company's performance in fiscal 2020 and that reasonably compare with our peers. It has also set the 2021 Performance Incentive Plan metrics to reward the achievement of the Company's objectives and personal performance and thereby drive shareholder return.

    The Board approved the Compensation Committee's recommended annual base salaries beginning January 1, 2021, as shown below:

Name	2021 Salary	Change	2020 Salary	Change	2019 Salary
John S. D‘Orazio[1]	$—	(100.0)%	$450,000	0.0%	$450,000
Paul W. Nester	408,000	2.0%	400,000	27.0%	315,000
Randall P. Burton, II2	244,800	2.0%	240,000	0.0%	—
Carl J. Shockley, Jr.	232,560	2.0%	228,000	8.1%	211,000
Robert L. Wells, II	204,000	2.0%	200,000	4.2%	192,000
    Note 1: Mr. D'Orazio retired in February 2020.
Note 2: Mr. Burton began employment January 2020.

    The Board approved the Compensation Committee's Performance Incentive Plan for the fiscal year ending September 30, 2021. The cash incentive compensation for each officer is based 50% on the individual's performance with respect to corporate objectives and 50% on a range of earnings results for fiscal 2021. The equity incentive compensation for each officer is based on a range of earnings results for fiscal 2021. The potential range of incentive compensation for each officer is provided below:

Name	Type	Metric	Threshold	Target	Maximum
Paul W. Nester	Cash	Performance Achievements	$—	$142,800	$214,200
	Equity	Earnings	—	163,200	285,600
Randall P. Burton, II	Cash	Performance Achievements	—	73,440	110,160
	Equity	Earnings	—	73,440	134,640
Carl J. Shockley, Jr.	Cash	Performance Achievements	—	69,768	104,652
	Equity	Earnings	—	69,768	116,280
Robert L. Wells, II	Cash	Performance Achievements	—	51,000	81,600
	Equity	Earnings	—	51,000	91,800

Severance or Change in Control Agreements

    The Company has a change in control agreement, dated May 1, 2020 and containing a three-year term, with Paul W. Nester. The agreement entitles him to certain benefits in the event his employment is terminated without cause and within a specific period of time following a change in control of the Company. For purposes of this agreement, a change in control occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. If a change in control occurs, the vesting periods of any equity awards or incentives held by Mr. Nester shall be accelerated without limitation. In the event that his employment with the Company is terminated within 90 days prior to or within two years of the date of a change in control, unless the termination is (a) because of his death or disability, (b) for cause (as defined in the agreement) or (c) by him other than for good reason (as defined in the agreement), then he will receive a lump sum severance payment (the “Severance Payment”) equal to 2.0 times his annualized includable compensation for the base period, within the meaning of Section 280G(d) of the Internal Revenue Code of 1986. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the change in control, his death, or his full-time employment. The agreement does not require him to seek employment to mitigate any payments or benefits provided thereunder. Effective May 1, 2020, the Company also entered into identical change in control agreements with Randall P. Burton, II, Lawrence T. Oliver, Carl J. Shockley Jr. and Robert L. Wells, II.

The Compensation Committee reviews all of the components of each executive’s compensation and awards a level of each component based on what they believe is reasonable when all elements of the compensation are considered. The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

Estimated Benefits upon a Change in Control

Name	Cash[1]	Equity[2]	Benefit Plans[3]	Pension/Tax Other	Total
Paul W. Nester	$ 799,739	$82,544	$ 44,440	$—	$926,723
Randall P. Burton, II	—	—	47,812	—	47,812
Carl J. Shockley, Jr.	524,457	44,367	43,442	—	612,266
Robert L. Wells, II	483,328	32,900	43,442	—	559,670
Lawrence T. Oliver	387,399	—	44,138	—	431,537

Note 1: The value of the cash benefit under the change in control agreements is based on the prior calendar year compensation. Mr. Burton was not hired until January 2020 and therefore does not have a compensation base to determine his cash benefit under a change in control.
Note 2: Represents the value of unvested Restricted Stock at the September 30, 2020 NASDAQ closing price of $23.45.
        Note 3: Includes amounts for life insurance, medical, health and accident and disability plans.

COMMITTEE REPORTS

Report of the Compensation Committee

    The Compensation Committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" in this Proxy Statement. The Compensation Committee recommended to the Board of Directors that said section be included in this Proxy Statement.

    The Compensation Committee met two times during fiscal year 2020 and the meetings were attended by all members. Consistent with the terms of its charter, the Compensation Committee annually reviews and approves corporate goals and objectives related to the CEO and evaluates and determines the CEO compensation level, which is presented to the Board for approval. The Committee also reviews and approves base salary and incentive opportunities for the other executive officers, which is also presented to the Board for approval. Director compensation is reviewed annually and recommendations are made to the Board. The Compensation Committee reviews and approves stock ownership guidelines and reviews and recommends equity incentive grants to officers.

Submitted by the Compensation Committee:

S. Frank Smith (Chair), Nancy Howell Agee, Abney S. Boxley, III, and J. Allen Layman

Report of the Governance and Nominating Committee

The Governance and Nominating Committee met four times during the fiscal year and each meeting was attended by all sitting members.

The Governance and Nominating Committee made the recommendation that T. Joe Crawford, Maryellen F. Goodlatte, and Paul W. Nester be nominated for re-election to the Board of Directors and to serve a three-year term beginning with the 2021 Annual Meeting and continuing until 2024. The Board approved this recommendation.

The Governance and Nominating Committee annually evaluates and makes recommendations regarding Board committee structures, membership, leadership and accountability, and reviews and recommends committee charters to the Board for approval. The Committee is responsible for the review and evaluation of Director independence. The Committee is responsible for ESG Oversight. The Governance and Nominating Committee updates the Board on governance issues and makes recommendations as needed and monitors the Board's performance in light of all applicable laws, rules and regulations.

Submitted by the Governance and Nominating Committee:

Maryellen F. Goodlatte (Chair), Nancy Howell Agee, T. Joe Crawford, and J. Allen Layman

Report of the Audit Committee

Consistent with the terms of its charter, the Audit Committee met four times in fiscal 2020 with the Company's management and Brown Edwards to review significant financial and accounting matters, internal controls and Brown Edwards' audit results. Each meeting was attended by all sitting members.

Management is responsible for the Company’s internal controls and the accounting and financial reporting functions. Brown Edwards is responsible for performing an audit and expressing an opinion in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") on the Company’s consolidated financial statements. In this context, the Audit Committee met with management and Brown Edwards to review and discuss the September 30, 2020 consolidated financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of the disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under standards established by the SEC and the PCAOB.
The Audit Committee discussed with Brown Edwards their firm’s independence from the Company and its management and received written representation from Brown Edwards, in accordance with PCAOB requirements, regarding Brown Edwards' independence. The Audit Committee has also reviewed the non-audit services provided by Brown Edwards and determined that such services did not impact independence.

 The Audit Committee considers annually and pre-approves 100% of audit services expenditures, including audit review and attest services, and pre-approves the nature, extent, and cost of all non-audit services provided by Brown Edwards. The following table sets forth the aggregate fees billed or expected to be billed by Brown Edwards for the years ended September 30, 2020 and 2019:

	2020	2019
Audit Fees	$174,454	$153,405
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	61,752	98,353

Total Fees	$236,206	$251,758
Audit Fees include services performed by Brown Edwards related to the audit of the financial statements and quarterly reviews for the years ended September 30, 2020 and 2019. All Other Fees includes services rendered in conjunction with audits of the Company’s employee benefit plans and other general purposes. All services provided by Brown Edwards in 2020 and 2019 were pre-approved by the Audit Committee.

Based on the Audit Committee’s review of Brown Edwards' report to the Audit Committee and discussions with management and Brown Edwards, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for filing with the SEC.

Submitted by the Audit Committee:

Abney S. Boxley, III (Chair), Jacqueline L. Archer , T. Joe Crawford, and S. Frank Smith

SHAREHOLDERS PROPOSALS AND COMMUNICATIONS

For a shareholder proposal or the nomination of a person for election as a director to be considered for inclusion in the proxy statement for the 2022 Annual Meeting of Shareholders, the proposal must be submitted in writing and received by the Corporate Secretary at P.O. Box 13007, Roanoke, VA 24030 no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements regarding business to be transacted at shareholder meetings. A copy of the bylaws may be obtained without charge upon written request to the Corporate Secretary.

Notice of proposals that are not to be included in the proxy but brought before an annual meeting of shareholders must be delivered to the Corporate Secretary no less than 60 days and no more than 90 days prior to the annual meeting. Such notices under the bylaws must include (a) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such shareholder, (ii) the number of shares of the Company that are owned of record and beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than the shareholder's interest as a shareholder of the Company.

All other communications for the Board or an individual director should be submitted in writing to the attention of the Corporate Secretary.

EXPENSES OF SOLICITATION

Directors, officers and employees may solicit proxies in person or by telephone, e-mail or other online methods. We will pay all of the expenses of this solicitation of proxies, including reimbursing brokers, dealers, banks and other persons holding our common stock in their names, or in the names of nominees, for their expenses in providing proxy materials to the beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

A single set of proxy materials may be delivered with respect to two or more shareholders sharing the same address, unless contrary instructions have been received. You may direct a written request for proxy materials to Corporate Secretary, P.O. Box 13007, Roanoke, Virginia 24030.

FURTHER INFORMATION
Resources' 2020 Annual Report, including our Form 10-K and financial statements for the year ended September 30, 2020, is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of the Corporate Secretary, P.O. Box 13007, Roanoke, Virginia 24030.

The Annual Report on Form 10-K and financial statements, this proxy statement, proxy card, and the charters of the Audit Committee, Compensation Committee, and the Governance and Nominating Committee are on the Company’s website at www.rgcresources.com.

By Order of the Board of Directors
Randall P. Burton, II
Corporate Secretary

December 16, 2020

RGC Resources

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RGCO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27236-P45916

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RGC RESOURCES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) T. Joe Crawford
02) Maryellen F. Goodlatte
03) Paul W. Nester

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the selection of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm.	☐	☐	☐
3. A non-binding shareholder advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

MEETING INFORMATION

Meeting Type: Annual Meeting
For shareholders as of November 25, 2020

Date: Monday, February 1, 2021 @ 11:30 a.m.

Location: Virtual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D27237-P45916

PROXY
RGC RESOURCES, INC.
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Frank T. Ellett, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 25, 2020 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on February 1, 2021, and at any adjournment thereof. The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR all proposals. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 16, 2020.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side